Filed pursuant to Rule 424(b)(5)
Registration No. 333-192389

Prospectus Supplement

(To Prospectus dated November 18, 2013)

3,310,098 Shares

Common Stock

We are selling 2,500,000 shares of our common stock, par value $0.01 per share, and the selling stockholders identified in this prospectus supplement are selling 810,098 shares of our common stock. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the trading symbol “DWRE”. On November 19, 2013, the last reported sale price of our common stock was $57.82  per share.

See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 2 of the accompanying prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$57.00	$188,675,586
Underwriting discount(1)	$2.565	$8,490,401
Proceeds, before expenses, to Demandware	$54.435	$136,087,500
Proceeds to the Selling Stockholders	$54.435	$44,097,685

(1)	See “Underwriting.”

To the extent the underwriters sell more than 3,310,098 shares of common stock, the underwriters have the option to purchase up to an additional 496,515 shares offered hereby from us at the price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on November 25, 2013.

Goldman, Sachs & Co.	Barclays

William Blair

Canaccord Genuity

Raymond James

Oppenheimer & Co.

First Analysis Securities Corp.

Prospectus Supplement dated November 19, 2013.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we and selling stockholders may from time to time sell shares of common stock described in this prospectus supplement in one or more offerings.

This prospectus supplement describes the terms of the offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated November 18, 2013, including the documents incorporated by reference, provides more general information.

Neither we, the underwriters, nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus or in any related free writing prospectus filed by us with the SEC. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any information other than the information in this prospectus supplement and the accompanying prospectus or in any related free writing prospectus filed by us with the SEC. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock described in the accompanying prospectus or an offer to sell or the solicitation of an offer to buy such common stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference herein and therein and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us,” “the Company,” and “Demandware” refer, collectively, to Demandware, Inc., a Delaware corporation, and its consolidated subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the risks of investing in our common stock discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference herein and therein. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Demandware, Inc.

We are a leading provider of cloud-based digital commerce solutions for retailers and branded manufacturers. Our platform, Demandware Commerce, enables customers to establish and execute complex digital commerce strategies that include global expansion, multi-brand rollouts and omni-channel operations. We enable companies to easily design, implement and manage their own customized digital commerce sites, including websites, mobile applications and other digital storefronts. Through our highly scalable and open Demandware Commerce platform, our customers create seamless brand experiences to reach their consumers across all digital touch points globally. By simplifying access to the complex digital commerce functionality required for effective and engaging consumer experiences. By offering open commerce application program interfaces, or APIs, we allow our customers to more easily launch, manage and integrate multiple digital commerce sites across geographies and brands, initiate marketing campaigns more quickly, manage product merchandising and create customized consumer experiences, all of which can lead to increased revenue. As a result, our customers on average have grown their digital commerce revenue faster than e-commerce industry benchmarks calculated by ComScore and the U.S. Department of Commerce.

Our cloud-based infrastructure increases processing capacity of our customers’ digital commerce sites to meet surges in demand, minimize page load times and maximize uptime. Our cloud-based platform also offers the high reliability and security required by customers to implement their digital commerce strategies, and we have achieved 99.99% average site availability (excluding planned downtime) since 2005. Through our cloud platform, our customers run the latest version of our software and have access to a steady stream of new and innovative digital commerce functionality as soon as it becomes available.

By using our cloud platform, our customers avoid the need for a large upfront investment in on-premise hardware infrastructure and in customized software that is difficult and expensive to implement, upgrade and maintain. They also avoid the limitations of generic vendor-created digital commerce solutions that typically do not offer the flexibility and functionality necessary for brands and retailers to create, manage and control their own customized online brand presence. Through our cloud-based, multi-tenant delivery model, we combine the functionality, flexibility and customization capabilities of in-house solutions with the lower costs, speed of implementation and other operational benefits of outsourcing.

We have built a marketplace called Demandware LINK that leverages our open development platform to allow our customers to quickly and easily access an extensive library of integrations to third-party applications that can reduce the cost and complexity of adding capabilities, such as campaign management, order management, social commerce and ratings and reviews.

Our customers include multinational corporations, large retailers and branded manufacturers, such as adidas, ASDA, Barneys New York, Brooks Brothers, Carter’s, Deckers, Guthy-Renker, Hanover Direct, House of Fraser, Jewelry Television, L’Oreal, mothercare, Pier1, s.Oliver, and Tory Burch. We sell our solutions domestically and internationally through both direct and indirect channels. We have direct sales teams throughout North America, Europe and Asia Pacific and distributor relationships with full service digital commerce vendors that combine our Demandware Commerce platform with a host of complementary services and technologies, such as logistics and warehousing, to provide comprehensive end-to-end e-commerce, or digital commerce, solutions. See Note 2 to the consolidated financial statements incorporated by reference into this prospectus supplement for information on our operations in different geographic regions.

We have structured our contracts to align our interests with those of our customers by participating in a share of their gross revenue processed on our platform. We derive our subscription revenue from fees paid to us by our customers for their access to Demandware Commerce for a specified period of time. Our fees are based on a percentage of the total gross revenue our customers process through their digital commerce sites operating on our platform, and include a committed level of annual gross revenue from which a minimum subscription fee is derived. If a customer exceeds that baseline subscription amount, we are paid a percentage of the gross revenue processed by that customer on our platform in excess of its committed minimum subscription. Our customer contract terms average approximately three years and range up to seven years.

Since our inception, we have expanded our offerings and customer base through organic growth. The following chart shows the aggregate number of customers using Demandware Commerce and the aggregate number of their digital commerce sites operating on our platform from March 31, 2010 to September 30, 2013.

Company Information

We were incorporated in Delaware in February 2004 as SSE Holdings, Inc., and changed our name to Demandware, Inc. in August 2004. Our executive offices are located at 5 Wall Street, Burlington, Massachusetts 01803, and our telephone number is (888) 553-9216. Our website address is www.demandware.com. The information on, or that can be accessed through, our website does not constitute part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

THE OFFERING

Common stock offered by us	2,500,000 shares

Common stock offered by the selling stockholders	810,098 shares

Option to purchase additional shares of common stock from us	496,515 shares

Common stock to be outstanding after this offering	34,601,769 shares (35,098,284 shares if the underwriters’ option to purchase additional shares is exercised in full)

Use of proceeds	We intend to use the net proceeds to us from this offering for financing our growth, working capital and other general corporate purposes. In addition we believe that opportunities may exist from time to time to expand our current business through acquisitions of or investments in complementary companies, products or technologies, though we have no current agreements, commitments or understandings for any specific acquisitions at this time. See “Use of Proceeds” for more information.

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement, as well as the Risk Factors contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, incorporated by reference herein, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE symbol	“DWRE”

The number of shares of common stock to be outstanding after this offering is based on 31,974,921 shares of our common stock outstanding as of November 11, 2013 and the exercise by certain selling stockholders of options to purchase 126,848 shares to be sold in this offering, and excludes:

•	3,185,633 shares of common stock issuable upon exercise of outstanding stock options, as of November 11, 2013, at a weighted average exercise price of $12.21 per share; and

•	4,739,683 shares of common stock reserved for future issuance, as of November 11, 2013, under our equity incentive plans.

In addition, unless we specifically state otherwise, all information in this prospectus supplement (other than historical financial statements) is as of November 11, 2013 and assumes no exercise of the underwriters’ option to purchase additional shares of our common stock and no exercise of outstanding stock options.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial and other data. We have derived the consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 and the consolidated balance sheet data as of December 31, 2011 and 2012 from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated statements of operations data for the nine months ended September 30, 2012 and 2013 and the summary consolidated balance sheet data as of September 30, 2013 have been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement.

We have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected in the future, and our interim results for the nine months ended September 30, 2013 are not necessarily indicative of the results that should be expected for the full year 2013 or any other period.

You should read this summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes, included in our annual report on Form 10-K for the year ended December 31, 2012, or our quarterly report on Form 10-Q for the quarter ended September 30, 2013, incorporated by reference into this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
				(unaudited)	(unaudited)
	(in thousands)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$28,714	$47,219	$67,930	$45,061	$62,274
Services	7,976	9,328	11,545	8,095	5,926

Total revenue	36,690	56,547	79,475	53,156	68,200
Cost of revenue:
Subscription	6,222	9,511	13,015	9,407	12,369
Services	8,282	10,196	11,326	8,598	7,706

Total cost of revenue	14,504	19,707	24,341	18,005	20,075

Gross profit	22,186	36,840	55,134	35,151	48,125
Operating expenses:
Sales and marketing	10,883	19,847	33,496	24,402	38,474
Research and development	6,091	11,182	15,085	11,490	15,556
General and administrative	4,179	6,567	13,712	9,751	16,594

Total operating expenses	21,153	37,596	62,293	45,643	70,624

Income (loss) from operations	1,033	(756)	(7,159)	(10,492)	(22,499)
Other (expense) income, net	(582)	(443)	(544)	(621)	289

Income (loss) before provision for income taxes	451	(1,199)	(7,703)	(11,113)	(22,210)
Provision for income taxes	142	212	421	235	474

Net income (loss)	$309	$(1,411)	$(8,124)	$(11,348)	$(22,684)

	As of December 31,			As of September 30, 2013
	2010	2011	2012
				(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$17,148	$14,939	$58,877	$69,567
Working capital	7,516	8,725	104,025	98,823
Total assets	37,028	42,886	139,328	150,577
Notes payable	1,821	1,882	2,353	1,881
Total preferred stock	82,329	87,603	—	—
Total stockholders’ (deficit) equity	(81,114)	(84,620)	94,590	87,901

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and under the heading “Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the Securities and Exchange Commission, or SEC, on November 8, 2013, which is incorporated by reference into this prospectus supplement in its entirety, together with the other information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors, or factors that we currently deem immaterial, that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile, and the value of an investment in our common stock may decline.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Since shares of our common stock were sold in our initial public offering in March 2012 at a price of $16.00 per share, through November 19, 2013 our common stock’s trading price has ranged from $21.35 to $64.83. In addition to the factors discussed in this “Risk Factors” section, factors that may cause volatility in our share price include:

•	actual or anticipated fluctuations in our financial condition and results of operations;

•	changes in projected operational and financial results;

•	addition or loss of significant customers;

•	actual or anticipated changes in our growth rate relative to that of our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	announcements of technological innovations or new offerings by us or our competitors;

•	recruitment or departure of key personnel;

•	changes in laws or regulations applicable to our services;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	issuance of new or updated research or reports by securities analysts;

•	sales of our common stock by us or our stockholders;

•	litigation involving us;

•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and

•	general economic and market conditions.

Furthermore, the stock markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

If securities or industry analysts cease publishing research or reports about us, our business or our market, or if they publish negative reports about our stock, the price of our stock and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about our company. If one or more of such analysts downgrade our common stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts covering us fail to publish reports on us regularly, demand for our common stock could decline, which could cause our stock price and trading volume to decline.

Future sales of our common stock in the public market could cause our stock price to decline.

Upon completion of this offering, based on our shares outstanding as of November 11, 2013 and the exercise by certain selling stockholders of options to purchase 126,848 shares to be sold in this offering, we will have 34,601,769 shares of common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares of common stock. The shares of common stock outstanding generally are freely tradable, except to the extent they are restricted or control securities subject to the limitations on sale of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. In addition, 6,009,904 of these shares will be restricted as a result of lock-up agreements with our directors and officers, the selling stockholders and others that will restrict transfers for 90 days after the date of this prospectus supplement, subject to certain exceptions. Goldman Sachs may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Sales of a substantial number of shares of our common stock could cause our stock price to decline.

You may experience future dilution as a result of future equity offerings.

In the future, we may offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock in order to raise additional capital. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. Investors purchasing shares or other securities in the future could have rights, preferences or privileges senior to those of existing stockholders and you may experience dilution. You may incur additional dilution upon the exercise of any outstanding stock options or vesting of restricted stock awards and restricted stock units.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

You should not rely on an investment in our common stock to provide dividend income. We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our credit facility, which prohibits our payment of dividends on our capital stock without prior consent, and any future credit facility may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

Our management will have broad discretion over the use of the proceeds we receive from this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds to us from this offering for financing our growth, working capital and other general corporate purposes, which may in the future include investments in, or acquisitions of, complementary businesses, joint ventures, partnerships, services or technologies. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Anti-takeover provisions in our amended and restated certificate of incorporation and our amended and restated by-laws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated by-laws and Delaware law contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. Our corporate governance documents include provisions:

•	establishing a classified board of directors with staggered three-year terms so that not all members of our board are elected at one time;

•	providing that directors may be removed by stockholders only for cause;

•	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; and

•	limiting the liability of, and providing indemnification to, our directors and officers.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our amended and restated certificate of incorporation or amended and restated by-laws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements may include, but are not limited to, statements about:

•	our inability to achieve or sustain profitability;

•	our limited operating history, which makes it difficult to evaluate our current business and future prospects;

•	our dependence on a limited number of customers for a substantial portion of our revenue;

•	the seasonality of our business;

•	our recognition of revenue from customer subscriptions over the term of the customer agreements; and

•	our substantial dependence on the continued growth of the market for on-demand software solutions.

All statements contained or incorporated by reference herein regarding our strategy, future operations, financial position, future revenue, projected costs, prospects, plans and objectives of management, other than statements of historical facts, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed or implied in our forward-looking statements. There are a number of important factors that could cause actual results, levels of activity, performance or events to differ materially from those expressed or implied in the forward-looking statements we make. These important factors include our “critical accounting estimates” described in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” of our most recent Annual Report on Form 10-K and the factors set forth under the caption “Risk Factors” in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q. Although we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and readers should not rely on those forward-looking statements as representing our views as of any date subsequent to the date of this prospectus supplement. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus supplement and the accompanying prospectus, together with the documents we have filed with the SEC that are incorporated by reference herein and therein, and any free writing prospectus we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 2,500,000 shares of our common stock offered hereby at the public offering price of $57.00 per share will be approximately $135.7 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of common stock is exercised in full, we estimate that we will receive net proceeds of approximately $162.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We have not yet determined with any certainty the manner in which we will allocate the net proceeds from the sale by us of any common stock offered under this prospectus supplement. We intend to use the net proceeds to us for financing our growth, working capital and other general corporate purposes. In addition we believe that opportunities may exist from time to time to expand our current business through acquisitions of or investments in complementary companies, products or technologies. While we have no current agreements, commitments or understandings for any specific acquisitions at this time, we may use a portion of the net proceeds to us for these purposes. Pending use of the proceeds as described above, we intend to invest the proceeds in short-term, interest-bearing, investment-grade securities.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, although we will bear the costs, other than the underwriting discounts and commissions, associated with those sales.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on the New York Stock Exchange, or NYSE, under the symbol “DWRE” since March 15, 2012. Prior to that date, there was no public trading market for our common stock. The following table sets forth for the periods indicated the high and low sales price per share of our common stock as reported on the NYSE for the periods indicated:

	High	Low
Year ended December 31, 2012:
First Quarter (from March 15, 2012)	$31.98	$23.31
Second Quarter	$31.57	$23.36
Third Quarter	$33.56	$21.35
Fourth Quarter	$34.27	$24.42

Year ended December 31, 2013:
First Quarter	$33.89	$23.90
Second Quarter	$42.49	$24.64
Third Quarter	$49.11	$41.22
Fourth Quarter (through November 19, 2013)	$64.83	$43.99

On November 19, 2013, the last reported sale price of our common stock on the NYSE was $57.82 per share. As of November 11, 2013, we had 105 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare dividends will be subject to the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of September 30, 2013:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale by us of 2,500,000 shares of our common stock in this offering at the public offering price of $57.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the exercise by certain selling stockholders of options to purchase 126,848 shares to be sold by them in this offering.

	As of September 30, 2013
	Actual	As Adjusted
	(in thousands, except per share data)
Cash and cash equivalents	$69,567	$205,789

Long-term notes payable, net of current portion	$1,881	$1,881
Preferred stock, $0.01 par value; 10,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.01 par value: 240,000,000 shares authorized, 30,929,541 shares issued and outstanding, respectively, actual; 240,000,000 shares authorized, 33,556,389 shares issued and outstanding, respectively, as adjusted	309	336
Additional other comprehensive gain	19	19
Additional paid-in capital	186,945	323,141
Accumulated deficit	(99,372)	(99,372)

Total stockholders’ equity	87,901	224,124

Total capitalization	$89,782	$226,005

The number of shares of common stock reflected in the discussion and table above is based on 30,929,541 shares of our common stock outstanding as of September 30, 2013, and excludes as of such date:

•	3,254,178 shares of common stock issuable upon exercise of outstanding stock options, as of September 30, 2013, at a weighted average exercise price of $11.56 per share;

•	901,481 shares of unvested restricted stock, as of September 30, 2013; and

•	4,784,239 shares of common stock reserved for future issuance, as of September 30, 2013, under our equity incentive plans.

MATERIAL U.S. TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.

An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other pass-through entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Gain on Disposition of Common Stock.”

As discussed under “Dividend Policy,” we do not expect to pay cash dividends to holders of our common stock in the foreseeable future. In the event we pay dividends, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI and satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the non-U.S. holder is a non-resident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder provided that the non-U.S. holder has timely filed a U.S. federal income tax return with respect to such losses, if any; or

•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under “Dividends,” will generally be exempt U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

The Foreign Account Tax Compliance Act—“FATCA”

The Foreign Account Tax Compliance Act, or FATCA, was enacted in March 2010. Generally, FATCA imposes a 30% withholding tax on dividends of, and gross from the sale or disposition of, our common stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certain certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt under FATCA.

Although this legislation is effective with regards to amounts paid after December 31, 2012, (1) under IRS Notice 2013-43 issued on July 7, 2013, withholding under FATCA will only apply to payments of dividends on our common stock made after June 30, 2014 and (2), under final regulations issued by the U.S. Department of Treasury on January 17, 2013, withholding under FATCA will only apply to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2016. Under certain circumstances, a non-US holder may be eligible for refunds or credits of the tax. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of November 11, 2013, as adjusted to reflect the sale of common stock offered by us and the selling stockholders in this offering, for each of the selling stockholders.

The percentage ownership information shown in the table is based upon 31,974,921 shares of common stock outstanding as of November 11, 2013. The percentage ownership information shown in the table after this offering is based upon 34,601,769 shares, assuming the sale of 2,500,000 shares of our common stock by us in the offering and the exercise by certain selling stockholders of options to purchase 126,848 shares to be sold by them in this offering.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of November 11, 2013 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 5 Wall Street, Burlington, Massachusetts 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Offered	Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number	Percentage		Number	Percentage
Named Executive Officers and Directors:
Thomas D. Ebling(1)	1,463,318	4.58%	50,000	1,413,318	4.08%
Scott J. Dussault(2)	241,087	*	25,000	216,087	*
Jeffrey G. Barnett(3)	310,651	*	25,000	285,651	*
Wayne R. Whitcomb(4)	204,778	*	50,000	154,778	*
Charles F. Kane(5)	68,696	*	30,000	38,696	*
Jitendra Saxena(6)	176,786	*	45,000	131,786	*
Stephan Schambach	3,643,044	11.39%	500,000	3,143,044	9.08%
Michael J. Skok	74,000	*	18,500	55,500	*
All executive officers and directors as a group (8 persons)(7)	6,182,360	19.32%	743,500	5,438,860	15.71%
All Other Selling Stockholders(8)	258,900	*	66,598	192,302	*

*	Represents beneficial ownership or voting power of less than 1%.
(1)	Mr. Ebling is the President, Chief Executive Officer and a Director of Demandware. Consists of (i) 119,130 shares of record held by Mr. Ebling, (ii) 846,044 shares issuable pursuant to stock options exercisable within 60 days of November 11, 2013, (iii) 478,144 shares held by Mr. Ebling’s spouse and (iv) 20,000 shares held by The Ebling Family Foundation. The reported number of shares does not include any unvested options that are exercisable more than 60 days after November 11, 2013; if these unvested options were included, Mr. Ebling would have, in the aggregate, 1,528,652 shares as of November 11, 2013 (before giving effect to this offering).
(2)	Mr. Dussault is the Executive Vice President and Chief Financial Officer of Demandware. Consists of (i) 58,390 shares of record held by Mr. Dussault and (ii) 182,697 shares issuable pursuant to stock options exercisable within 60 days of November 11, 2013. The reported number of shares does not include any unvested options that are exercisable more than 60 days after November 11, 2013; if these unvested options were included, Mr. Dussault would have, in the aggregate, 248,031 shares as of November 11, 2013 (before giving effect to this offering).

(3)	Mr. Barnett is the Chief Operating Officer of Demandware. Consists of (i) 90,202 shares of record held by Mr. Barnett and (ii) 220,449 shares issuable pursuant to stock options exercisable within 60 days of November 11, 2013. The reported number of shares does not include any unvested options that are exercisable more than 60 days after November 11, 2013; if these unvested options were included, Mr. Barnett would have, in the aggregate, 332,873 shares as of November 11, 2013 (before giving effect to this offering).
(4)	Mr. Whitcomb is the Chief Technology Officer of Demandware. Consists of (i) 73,250 shares of record held by Mr. Whitcomb and (ii) 131,528 shares issuable pursuant to stock options exercisable within 60 days of November 11, 2013. The reported number of shares does not include any unvested options that are exercisable more than 60 days after November 11, 2013; if these unvested options were included, Mr. Whitcomb would have, in the aggregate, 219,361 shares as of November 11, 2013 (before giving effect to this offering).
(5)	Consists of (i) 41,416 shares of record held by Mr. Kane and (ii) 27,280 shares issuable pursuant to stock options exercisable within 60 days of November 11, 2013.
(6)	Consists of (i) 111,314 shares of record held by Mr. Saxena and (ii) 65,472 shares issuable pursuant to stock options exercisable within 60 days of November 11, 2013.
(7)	Includes 4,708,890 shares issuable pursuant to stock options exercisable within 60 days of November 11, 2013. The reported number of shares does not include any unvested options that are exercisable more than 60 days after November 11, 2013; if these unvested options were included, all of our executive officers and directors selling shares in this offering, as a group, would have, in the aggregate, 6,291,443 shares as of November 11, 2013 (before giving effect to this offering).
(8)	Represents shares held by three selling stockholders not listed above who, as a group, own less than 1% of the outstanding common stock prior to this offering. These three selling stockholders are employees of our company.

UNDERWRITING

The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Barclays Capital Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	1,456,443
Barclays Capital Inc.	562,717
William Blair & Company, L.L.C.	364,111
Canaccord Genuity Inc.	331,010
Raymond James & Associates, Inc.	297,909
Oppenheimer & Co. Inc.	198,606
First Analysis Securities Corp.	99,302

Total	3,310,098

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 496,515 shares from Demandware to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 496,515 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$2.565	$2.565
Total	$6,412,500	$7,686,061

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$2.565	$2.565
Total	$2,077,901	$2,077,901

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.539 per share from the public offering price. After the initial offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and the selling stockholders and other parties have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The company and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $350,000.

The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Goodwin Procter LLP has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The financial statements incorporated in this Prospectus Supplement by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.demandware.com. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the common stock we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus supplement much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 001-35450) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange

Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the common stock under the registration statement is terminated or completed:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2013 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	Current Reports on Form 8-K filed on January 22, 2013, January 29, 2013, February 15, 2013, May 29, 2013 and September 20, 2013; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on March 9, 2012, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

5 Wall Street

Burlington, Massachusetts 01803

Attn: Investor Relations

Telephone: (781) 425-1436

PROSPECTUS

DEMANDWARE, INC.

Common Stock

We may issue shares of our common stock from time to time in one or more offerings. This prospectus describes the general terms of the common stock and the general manner in which the shares will be offered. We will provide the specific terms of the shares in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which the shares will be offered and may also supplement, update or amend information contained in this document. This prospectus may be used to offer shares of common stock for the account of persons other than us. You should read this prospectus and any applicable prospectus supplement before you invest.

We or any selling stockholders may offer shares of common stock in amounts, at prices and on terms determined at the time of offering. The shares may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “DWRE.”

Investing in these securities involves significant risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we and selling stockholders may from time to time sell shares of common stock described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the common stock we or selling stockholders may offer. Each time we or selling stockholders sell shares of common stock, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” on page 2 of this prospectus.

We have not authorized anyone to provide you with information different from that contained in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any information other than the information in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such common stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us” and “the Company” refer, collectively, to Demandware, Inc., a Delaware corporation, and its consolidated subsidiaries.

RISK FACTORS

Investing in our common stock involves significant risks. You should carefully consider the risks and uncertainties described in this prospectus and any accompanying prospectus supplement, including the risk factors set forth in our filings with the SEC that are incorporated by reference herein, including the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.demandware.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the common stock we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-35450) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the common stock under the registration statement is terminated or completed:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2013 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	Current Reports on Form 8-K filed on January 22, 2013, January 29, 2013, February 15, 2013, May 29, 2013 and September 20, 2013; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on March 9, 2012, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

5 Wall Street

Burlington, Massachusetts 01803

Attn: Investor Relations

Telephone: (781) 425-1436

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements contained or incorporated by reference herein regarding our strategy, future operations, financial position, future revenue, projected costs, prospects, plans and objectives of management, other than statements of historical facts, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed or implied in our forward-looking statements. There are a number of important factors that could cause actual results, levels of activity, performance or events to differ materially from those expressed or implied in the forward-looking statements we make. These important factors include our “critical accounting estimates” described in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” of our most recent Annual Report on Form 10-K and the factors set forth under the caption “Risk Factors” in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q. Although we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and readers should not rely on those forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

DEMANDWARE, INC.

We are a leading provider of cloud-based digital commerce solutions for retailers and branded manufacturers. Our digital commerce platform, Demandware Commerce, enables customers to establish and execute complex digital commerce strategies that include global expansion, multi-brand rollouts and omni-channel operations. We enable companies to easily design, implement and manage their own customized digital commerce sites, including websites, mobile applications and other digital storefronts. Through our highly scalable and open Demandware Commerce platform, our customers create seamless brand experiences to reach their consumers across all digital touch points globally.

We sell subscriptions to our on-demand software and related services through a direct sales force and indirect channels. Our customers consist of retailers and branded consumer product manufacturers that operate principally in the following vertical markets: apparel and footwear, general merchandise, health & beauty, home & garden, toys and sporting goods and other vertical categories.

Our principal executive offices are located at 5 Wall Street, Burlington, Massachusetts 01803, and our telephone number is (888) 553-9216.

USE OF PROCEEDS

We have not yet determined with any certainty the manner in which we will allocate the net proceeds from the sale by us of any common stock offered under this prospectus. We intend to use the net proceeds to us for financing our growth, working capital and other general corporate purposes. In addition, we believe that opportunities may exist from time to time to expand our current business through acquisitions of or investments in complementary companies, products or technologies. While we have no current agreements, commitments or understandings for any specific acquisitions at this time, we may use a portion of the net proceeds to us for these purposes. Pending use of the proceeds as described above, we intend to invest the proceeds in short-term, interest-bearing, investment-grade securities.

SELLING STOCKHOLDERS

Information about selling stockholders, if any, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 240,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following are descriptions of our capital stock and provisions of our restated certificate of incorporation and amended and restated by-laws. Copies of these documents are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Registration Rights

We entered into a third amended and restated investor rights agreement, dated April 13, 2009, with the holders of shares of our preferred stock and certain holders of shares of our common stock. Under the investor rights agreement, holders of shares having registration rights can demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, as described below.

Demand Registration Rights

At any time, the holders of two-thirds of the shares having demand registration rights may request that we register all or a portion of their common stock for sale under the Securities Act, so long as the aggregate price to the public in connection with any such offering is at least $5 million. We may be required to effect three of these registrations. In addition, provided that we are eligible for the use of Form S-3, or any successor form, holders of two-thirds of the shares having demand registration rights may make unlimited requests that we register all or a portion of their common stock for sale under the Securities Act on Form S-3, or any successor form, so long as the aggregate price to the public in connection with any such offering is at least $1 million.

Incidental Registration Rights

If at any time we register any shares of our common stock, other than a registration statement on Form S-4 or Form S-8, the holders of all shares having registration rights are entitled to notice of the registration and to require us to use best efforts to include all or a portion of their common stock in such registration.

Other Provisions

In the event that any registration in which the holders of registrable shares participate pursuant to the investor rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses, other than underwriting discounts and selling commissions, related to any demand or incidental registration. The investor rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Staggered Board; Removal of Directors

Our restated certificate of incorporation and our amended and restated by-laws divide our board of directors into three classes with staggered three-year terms. In addition, they provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Super-Majority Voting

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated by-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66 2/3% of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our restated certificate of incorporation described in the prior two paragraphs.

Stockholder Action; Special Meeting of Stockholders

Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Our restated certificate of incorporation and amended and restated by-laws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors.

Authorized But Unissued Shares

Authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

The New York Stock Exchange

Our common stock is listed on the New York Stock Exchange under the symbol “DWRE”.

PLAN OF DISTRIBUTION

We or the selling stockholders, and their pledgees, donees, transferees or other successors in interest, may offer and sell the shares of common stock being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers in negotiated sales or competitively bid transactions;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

The selling stockholders may also sell their shares of common stock in accordance with Rule 144 under the Securities Act, or any other available exemption, rather than by use of this prospectus.

In addition, we or any selling stockholder may enter into option, share lending or other types of transactions that require us or such selling stockholder to deliver shares of our common stock to an underwriter, broker or dealer, who will then resell or transfer the shares under this prospectus. We or any selling stockholder may enter into hedging transactions with respect to our shares of common stock. For example, we or such selling stockholder may:

•	enter into transactions involving short sales of shares by underwriters, brokers or dealers;

•	sell shares short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us to deliver the shares to an underwriter, broker or dealer, who will then resell or transfer the shares under this prospectus; or at prices related to such prevailing market prices; or

•	loan or pledge the shares to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The prospectus supplement will state the manner and terms of the offering of the shares of common stock, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the shares and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If we or any selling stockholders use underwriters or dealers in the sale, the shares will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

If underwriters are used in the sale of any shares of common stock, the shares may be offered either to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. If an offering is on a firm-commitment basis, the underwriters will be obligated to purchase all of the shares if they purchase any of the shares.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Rule 104 of Regulation M permits stabilizing bids to purchase the shares being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered shares in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered shares by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered shares to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

If indicated in an applicable prospectus supplement, we or the selling stockholders may sell shares of common stock through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the shares and any commissions that we or any selling stockholders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or any selling stockholder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or any selling stockholders pay for solicitation of these delayed delivery contracts.

The selling stockholders may be deemed to be underwriters as defined in the Securities Act. In addition, the agents, underwriters and other third parties described above that participate in the distribution of the securities may be deemed to be underwriters. Agents, underwriters and other third parties described above may be entitled to indemnification by us and by any selling stockholder against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or any selling stockholder in the ordinary course of business.

We or the selling stockholders may sell the offered shares to one or more purchasers directly, in which case no underwriters or agents would be involved.

Our common stock is listed on the New York Stock Exchange under the symbol “DWRE.” Shares of our common stock issued and sold by us under this prospectus will be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriters to whom shares are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

There can be no assurance that we or the selling stockholders will sell all or any of the shares of common stock offered by this prospectus.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the common stock in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

3,310,098 Shares

Common Stock

Goldman, Sachs & Co.	Barclays

William Blair

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First Analysis Securities Corp.